Exhibit 99.1

National Bank Holdings and Pine River Bank Corporation (Pine River Valley Bank) Announce Merger Agreement
GREENWOOD VILLAGE, Colo., Jan. 30, 2015 /PRNewswire/ -- National Bank Holdings Corporation (NYSE: NBHC) (the "Company"), the parent company of NBH Bank, N.A., and Pine River Bank Corporation, the parent company of Pine River Valley Bank, announced today the signing of a definitive merger agreement. Under the terms of the merger agreement, National Bank Holdings will acquire all of the outstanding common stock of Pine River Bank Corporation in exchange for all cash consideration.
“We are very pleased to announce our agreement to acquire Pine River Valley Bank,” said Tim Laney, Chief Executive Officer of National Bank Holdings. “This opportunity is consistent with our focus on strengthening our position in our existing markets and allows us to leverage our capital in a disciplined manner.”
Boyd Hodges, President and Chief Executive Officer of Pine River Valley Bank, commented “We believe this transaction benefits the communities we serve, provides value for our shareholders and offers opportunities for our employees. We are excited to partner with Community Banks of Colorado, an organization with a demonstrated commitment to our local communities. Further, we want to assure Pine River Valley Bank clients, shareholders and employees that we will work transparently to make the transaction seamless for all parties as we move forward.”
The transaction values Pine River Bank Corporation at approximately $14 million and is subject to a purchase price adjustment related to the disposition of a single asset. National Bank Holdings expects the transaction to result in nominal dilution to tangible book value per share, with an earnback period of less than 2 years.
The merger agreement was approved unanimously by the boards of directors of each company. The transaction is expected to be completed during the third quarter of 2015, subject to regulatory approvals and customary closing conditions, including the approval of Pine River Bank Corporation shareholders. Upon the closing of the transaction, Pine River Valley Bank, the bank subsidiary of Pine River Bank Corporation, will be merged into NBH Bank, N.A and operated as part of its Community Banks of Colorado division.
Keefe, Bruyette & Woods, Inc. served as financial advisor to National Bank Holdings in connection with this transaction and Wachtell, Lipton, Rosen & Katz served as legal counsel. KPMG Corporate Finance LLC served as financial advisor to Pine River Bank Corporation in connection with this transaction and Aab & Botts, LLC served as legal counsel.
About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company's subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in

Colorado, and Hillcrest Bank in Texas. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.
About Pine River Bank Corporation
Pine River Bank Corporation, through its wholly-owned subsidiary, Pine River Valley Bank, operates under the following brand names: Pine River Valley Bank and Miners & Merchants Bank. Pine River Valley Bank provides banking and financial services to individuals and commercial clients in the La Plata, Hinsdale and Mineral counties and its surrounding areas in Southwestern Colorado from its four full-service banking locations. As of December 31, 2014, Pine River Valley Bank had total assets of $135 million, total loans of $67 million and total deposits of $120 million. Additional information about Pine River Valley Bank can be found at www.prvb.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Pine River Bank Corporation shareholders on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Pine River Bank Corporation business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; client acceptance of National Bank Holdings products and services; client borrowing, repayment, investment and deposit practices; client disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.
Neither the Company nor Pine River Bank Corporation can give any assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and neither the Company nor Pine River Bank Corporation intends, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.
Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com